Company Contacts:
Stephen M. Wagman
Chief Financial Officer
Telephone: 800-542-4008
Email: investor@tousa.com
Hunter Blankenbaker
VP of Investor and Corporate Communications
Telephone: 954-965-6606
Email: hblankenbaker@tousa.com

TOUSA Retains Kroll Zolfo Cooper

HOLLYWOOD, Fla., November 7, 2007 (PRIME NEWSWIRE) — TOUSA, Inc. (NYSE:TOA) announced today that it retained Kroll Zolfo Cooper LLC, a leading financial advisory and interim management firm, to assist TOUSA’s management in developing a long-term business plan and assist TOUSA in evaluating its restructuring options.

TOUSA faces many challenges and is considering all available restructuring and reorganization alternatives. By retaining Kroll Zolfo Cooper, the Company is enlisting additional expertise to join its management team and other advisors in examining its assets and capital structure for a longer-term solution to enhance TOUSA’s value for its stakeholders.

TOUSA, Inc. is a leading homebuilder in the United States, operating in various metropolitan markets in 10 states located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

Kroll Zolfo Cooper is the North American corporate advisory and restructuring division of Kroll, a global risk consulting company and an operating unit of Marsh & McLennan Companies (NYSE: MMC). Kroll Zolfo Cooper’s restructuring services include interim and crisis management, turnaround consulting, creditor advisory, performance improvement, cross-border restructuring, and corporate finance. More information can be found at www.krollzolfocooper.com.

This press release may contain forward-looking statements. TOUSA wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K for the year ended December 31, 2006 and the Company’s report on Form 10-Q for the quarter ended June 30, 2007, filed with the Commission on March 20, 2007 and August 9, 2007, respectively.

Additional Contact:
Kroll Zolfo Cooper
Rebecca Randall
212-561-4004